                                                                    EXHIBIT 99.4


                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement    [ ]   Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                         CAPE COD BANK & TRUST COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                        CAPE COD BANK AND TRUST COMPANY
                                307 MAIN STREET
                         HYANNIS, MASSACHUSETTS 02601
                                (508) 394-1300

                               November 6, 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Cape Cod Bank and Trust Company (the "Bank") to be held on Friday, December 4, 1998 at the Sheraton Hyannis Resort, West End Circle, Hyannis, Massachusetts, 02601 at 10 a.m., local time.

     At the Special Meeting, you are being asked to approve a Plan of Reorganization and Acquisition dated as of October 8, 1998, between the Bank and CCBT Bancorp, Inc. ("Bancorp") under which Bancorp will become the holding company for the Bank and each outstanding share of common stock of the Bank will be converted into one share of common stock of Bancorp. At the Special Meeting, you will also be asked to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors of the Bank unanimously recommends that stockholders vote FOR approval and adoption of the foregoing Reorganization proposal.

     On behalf of the management and directors of the Bank, I am pleased to be able to send you the enclosed Proxy Statement which includes information about the Bank and Bancorp and details about the proposed Reorganization. I urge you to read these materials carefully.

                                         Sincerely,

                                         /s/ Stephen B. Lawson

                                         STEPHEN B. LAWSON
                                         President and Chief Executive Officer



     REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. ACCORDINGLY, PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON WHETHER OR NOT YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                        CAPE COD BANK AND TRUST COMPANY
                                307 MAIN STREET
                         HYANNIS, MASSACHUSETTS 02601
                                (508) 394-1300
                              ___________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 4, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Cape Cod Bank and Trust Company (the "Bank"), will be held on Friday, December 4, 1998, at the Sheraton Hyannis Resort, West End Circle, Hyannis, Massachusetts, 02601 at 10 a.m., local time (together with all adjournments and postponements thereof, the "Special Meeting") for the following purposes:

          1. To consider and vote upon the formation of a holding company by the approval of a Plan of Reorganization and Acquisition between the Bank and CCBT Bancorp, Inc. ("Bancorp") under which Bancorp will become the holding company for the Bank and each outstanding share of common stock of the Bank will be converted into one share of common stock of Bancorp.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of the Bank has fixed the close of business on October 19, 1998 as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. The affirmative vote of the holders of 662/3% of the outstanding common stock of the Bank is required for the approval of the Plan of Reorganization.

     Any holder of Bank common stock (i) who files with the Bank before the taking of the vote on the approval of the Plan of Reorganization written objection to the Plan of Reorganization, stating that he or she intends to demand payment for his shares if the Reorganization is consummated, and (ii) whose shares are not voted in favor of the Plan of Reorganization, has or may have the right to demand in writing from the Bank, within 20 days after the date of mailing to him or her of notice in writing that the Reorganization has become effective, payment for his or her shares and an appraisal of the value thereof. The Bank and any such stockholder shall follow the procedures set forth in Sections 86 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts. See "Voting, Revocation, and Solicitation of Proxies __ Appraisal Rights of Dissenting Stockholders" in the accompanying Proxy Statement for a description of procedures to be followed to exercise such rights. A copy of certain provisions of the General Laws of Massachusetts relating to the rights of dissenting stockholders is attached as Exhibit B to the accompanying Proxy Statement.

     The above matters are described in detail in the accompanying Proxy Statement.

     DIRECTIONS TO THE SPECIAL MEETING: Go west to the end of Main Street, Hyannis, to the Rotary. Take the third right off the Rotary, just past the Paddock Restaurant. The Sheraton Hyannis Resort will be on the left.


                                             By Order of the Board of Directors,

                                             /s/ John S. Burnett

                                             JOHN S. BURNETT
                                             Secretary

Hyannis, Massachusetts
November 6, 1998

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

                        CAPE COD BANK AND TRUST COMPANY
                                307 Main Street
                         Hyannis, Massachusetts 02601
                                (508) 394-1300
                           _________________________

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held on December 4, 1998

                                    SUMMARY

FORMATION OF HOLDING COMPANY

     On October 8, 1998, the Board of Directors of Cape Cod Bank and Trust Company (the "Bank"), unanimously voted to form a bank holding company for the Bank by approving the Plan of Reorganization and Acquisition (the "Plan") by which CCBT Bancorp, Inc. ("Bancorp"), a recently formed Massachusetts corporation, will become the holding company for the Bank, and each share of common stock of the Bank will be exchanged for one share of common stock of Bancorp, subject to appraisal rights of dissenting stockholders. See "Voting, Revocation and Solicitation of Proxies - Appraisal Rights of Dissenting Stockholders." Management of the Bank believes that the holding company structure will provide many advantages to the Bank, and will seek stockholder approval of the Plan at the Special Meeting. See "Formation of Holding Company - Reasons for the Reorganization."

     The following are some of the issues that you should consider in relation to the Plan; however this summary does not purport to be complete, and you should read the Proxy Statement in its entirety:

     . Rights of Stockholders. As a result of the holding company formation, stockholders of the Bank, whose rights are presently governed by Massachusetts banking law, will become stockholders of Bancorp, a Massachusetts corporation, and their rights will be governed by Massachusetts corporate law. Certain differences arise from this change in governing law, but the Bank believes that such differences are not material. See "Comparison of Rights of Holders of Bank Common Stock and Bancorp Common Stock."

     . Regulation. The Bank is subject to regulation and supervision by the Commissioner of Banks and the FDIC and will continue to be subject to such regulation after formation of the holding company. Bancorp will be subject to regulation and supervision by the Federal Reserve Board under the Bank Holding Company Act. Shares of stock of Bancorp will be subject to the registration and reporting requirements of the Securities and Exchange Commission (the "SEC"). See "Supervision and Regulation."

     . Control By Management and Board of Directors. The Board of Directors of the Bank unanimously approved the formation of the holding company. The initial Board of Directors of Bancorp will consist of 6 of the 14 persons currently serving on the Board of the Bank. As a result of the smaller size of the Board of Directors of the holding company, control of board actions will be concentrated in fewer persons. As of October 19, 1998, directors and officers of the Bank, together with their affiliates, owned as a group 3.91% of the total amount of shares outstanding and entitled to vote. See "Voting, Revocation and Solicitation of Proxies - Votes Required at the Meeting" and "Formation of Holding Company -Description of the Plan of Reorganization and Acquisition."

     . Expenses. The total expenses of the holding company formation are estimated to be $100,000. These costs include legal fees, printing and mailing costs, and costs of soliciting proxies. If the holding company structure is not consummated, such costs will be paid by the Bank. See "Voting, Revocation and Solicitation of Proxies - Solicitation and Other Expenses" and "Holding Company Formation -Conditions to Reorganization."

THESE MATERIALS CONSTITUTE AN OFFERING OF SECURITIES BY CCBT BANCORP, INC.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER GOVERNMENT AGENCY OR COMPANY. THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

                             AVAILABLE INFORMATION

     The Bank is exempt from filing reports with the SEC under the Securities Exchange Act of 1934; however, it files similar reports with the FDIC. Copies of the Bank's 1997 Proxy Statement and copies of the Bank's Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended June 30, 1998, as filed with the FDIC, are available upon request, without charge, from the Bank. Such requests should be directed to: John S. Burnett, Secretary, Cape Cod Bank and Trust Company, 307 Main Street, Hyannis, Massachusetts 02601, telephone number (508) 394-1300. Such filings may also be obtained by calling the public files office of the FDIC's Registration, Disclosure and Securities Operations Unit at (202) 898-8913 or by faxing your request to such office at (202) 898-3909. Following the holding company formation, Bancorp will file reports under the Securities Exchange Act of 1934 with the SEC rather than with the FDIC.

                VOTING, REVOCATION AND SOLICITATION OF PROXIES

SPECIAL MEETING

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Special Meeting of Stockholders of the Bank to be held at the Sheraton Hyannis Resort, West End Circle, Hyannis, Massachusetts, 02601 at 10 a.m., local time, on Friday, December 4, 1998, and any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement.

      At the Special Meeting, stockholders of the Bank will be asked to consider and vote upon the following matters:

      1. To consider and vote upon the formation of a holding company for the Bank by approval of the Plan of Reorganization and Acquisition, dated as of October 8, 1998 (the "Plan") between the Bank and CCBT Bancorp, Inc. ("Bancorp"), a newly-formed Massachusetts corporation organized at the direction of the Bank, and each of the transactions contemplated thereby, pursuant to which the Bank will become a wholly owned subsidiary of Bancorp, and each issued and outstanding share of common stock of the Bank, other than shares held by stockholders, if any, exercising dissenters' rights, will be converted into and exchanged for one share of common stock of Bancorp (the "Reorganization"). A copy of the Plan is attached as Exhibit A to the accompanying Proxy Statement; and

      2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

RECORD DATE

      The Board of Directors of the Bank has fixed the close of business on October 19, 1998 as the Record Date. Only the holders of shares of Bank common stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. At the Record Date, 9,061,064 shares of Bank common stock were outstanding and entitled to vote. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Bank common stock entitled to vote is required to constitute a quorum at the Special Meeting.

PROXIES, VOTING AND REVOCATIONS

      Shares represented by a properly executed proxy received prior to the vote at the Special Meeting and not revoked will be voted at the Special Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING.

      The Bank intends to count (i) shares of Bank common stock for which proxies or ballots have been received but with respect to which holders of shares have abstained on any matter and (ii) broker non-votes as present for purposes of determining the presence or absence of a quorum for the transaction of business.

      The persons named as proxies by stockholders may propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies in favor of the proposals to be considered at the Special Meeting.

      A holder of record of Bank common stock may revoke a proxy by filing an instrument of revocation with John S. Burnett, Secretary of the Bank, 307 Main Street, Hyannis, Massachusetts 02601. Such stockholder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the Special Meeting in person, notifying the Secretary, and voting by ballot at the Special Meeting. Any stockholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy.

VOTES REQUIRED AT THE MEETING

      The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Bank common stock entitled to vote is required to approve and adopt the Plan. Stockholders of the Bank are entitled to one vote at the Special Meeting for each share of Bank common stock held of record at the close of business on the Record Date. At the close of business on the Record Date, 9,061,064 shares of Bank common stock were outstanding and entitled to vote, of which approximately 354,112 shares, or approximately 3.91%, were held by directors and executive officers of the Bank and their respective affiliates. In addition, one of the directors of the Bank is a beneficiary of the Abel D. Makepeace Trust which, together with its trustees, holds approximately 10.4% of outstanding Bank common stock. Such director disclaims any voting or investment power for such shares held by the trust.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

      Any holder of Bank common stock who objects to the Plan and intends to assert dissenters' rights must follow the procedure set forth in Sections 86 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts. A brief summary of the applicable sections of the General Laws of Massachusetts is set forth below. However, this summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their rights to dissent from the Reorganization and is qualified in its entirety be reference to such sections which are included in the accompanying Proxy Statement as Exhibit B.

      Any holder of Bank common stock intending to exercise dissenters' right to receive payment for his shares must file with the Bank, before the Special Meeting or at the Special Meeting but before the vote on the Plan, written objection stating that he intends to demand payment for his shares if the Plan is consummated, and such holder must not vote in favor of the Plan at the Special Meeting. Within 10 days after the Reorganization becomes effective, the Bank will give written notice of such effectiveness by registered or certified mail to each holder of Bank common stock who filed such written objection and who did not vote in favor of the Plan. Such written notice of effectiveness will be addressed to the stockholder at his last known address as it appears in the stock record books of the Bank. Within 20 days after the mailing of such notice, any holder of Bank common stock to whom the Bank was required to give such notice may make written demand for payment for his shares from the Bank and, in such event, the Bank will be required to pay to him the fair value of his shares within 30 days after the expiration of the period during which such demand may be made. If during such 30-day period the Bank and the dissenting stockholder fail to agree as to the fair value of such shares, the Bank or such stockholder may, within four months after such 30-day period, have the fair value of the stock of all dissenting stockholders determined by judicial proceeding by filing a bill in equity in the Superior Court in Barnstable County, Massachusetts. For the purposes of any such Superior Court determination, the value of the shares of the Bank is to be determined as of the day preceding the date of the vote of the stockholders approving the Plan and shall be exclusive of any element of value arising from the expectation of accomplishment of the Reorganization. Upon making such written demand for payment, the dissenting stockholder will not thereafter be entitled to receive notices of meetings of stockholders, to vote, or to receive dividends, unless no suit is filed within four months to determine the value of the stock, any such suit is dismissed as to that stockholder, or the stockholder withdraws his objection in writing with the written approval of the Bank.

      The enforcement by a dissenting stockholder of his right to receive payment for his Bank common stock in the manner provided by Sections 86 through 98 of Chapter 156B of the General Laws of Massachusetts will be his exclusive remedy, except that a stockholder shall not be precluded from bringing or maintaining an appropriate proceeding to obtain relief on the ground that consummation of the Reorganization will be or is illegal or fraudulent as to him.

FEDERAL TAX CONSEQUENCES OF DISSENTING STOCKHOLDERS

      The receipt of cash by dissenting stockholders in payment for their stock will result in taxable gain or loss for such stockholders. THE TAX TREATMENT OF SUCH GAIN OR LOSS MAY VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH DISSENTING STOCKHOLDER. STOCKHOLDERS ARE URGED TO REVIEW THEIR TAX STATUS WITH THEIR PERSONAL TAX ADVISORS. See "Formation of Holding Company -Federal Income Tax Consequences."

SOLICITATION AND OTHER EXPENSES

      The Bank will bear the cost of soliciting proxies from its stockholders, including mailing costs and printing costs in connection with this Proxy Statement. In addition to the use of the mails, proxies may be solicited by the directors, officers and certain employees of the Bank, and by personal interview, telephone or telegram. Such directors, officers and employees will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. In addition, the Bank has retained Morrow & Co. to assist in soliciting proxies for the Special Meeting at a fee estimated to be approximately $7,500 plus out-of-pocket expenses. The Bank may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Bank common stock. The Bank may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith. The total expenses of the holding company formation are estimated to be $100,000.

                                 PROPOSAL ONE

                         FORMATION OF HOLDING COMPANY

      The following descriptions are qualified in their entirety by reference and made subject to the Plan of Reorganization and Acquisition attached hereto as Exhibit A, certain provisions of the General Laws of Massachusetts relating to the rights of dissenting stockholders attached hereto as Exhibit B, the form of Articles of Organization of Bancorp attached hereto as Exhibit C, and the form of By-laws of Bancorp attached hereto as Exhibit D.

DESCRIPTION OF THE PLAN OF REORGANIZATION AND ACQUISITION

      Bancorp has been organized as a Massachusetts corporation at the direction of the Bank for the purpose of becoming the holding company of the Bank. Bancorp and the Bank have entered into the Plan of Reorganization and Acquisition (the "Plan"), which provides, subject to the exercise of dissenters' rights, for the acquisition of all the outstanding shares of Bank common stock by Bancorp in exchange for an equal number of shares of Bancorp common stock (the "Reorganization") pursuant to the provisions of Section 26B of Chapter 172 of the General Laws of Massachusetts.

      After consummation of the Reorganization, the Bank, as a subsidiary of Bancorp, will continue to serve the communities it presently serves from its existing office locations. The assets, property, rights and powers, debts, liabilities, obligations and duties of the Bank will not be changed by the Reorganization, except for the proposed initial transfer, subject to applicable law and any agreements of the Bank with regulatory agencies, of up to approximately $5 million from the Bank to Bancorp. See "Supervision and Regulation." The Cape Cod Bank and Trust Company 1997 Stock Option Plan (the "Option Plan") will become a plan of Bancorp. All other stock-related benefit plans of the Bank will be unchanged by the Reorganization, except that any plan which refers to Bank common stock, such as the Cape Cod Bank and Trust Company Employee Stock Ownership Plan and Trust, will, following the completion of the Reorganization, be deemed to refer instead to Bancorp common stock. The Directors, officers and other employees of the Bank will be unchanged by the Reorganization. The Board of Directors of Bancorp will initially consist of six of the fourteen persons currently serving as members of the Board of Directors of the Bank, as follows: Stephen B. Lawson, John F. Aylmer, Palmer Davenport, George D. Denmark, John Otis Drew, and William C. Snow. Background information about these board members is contained in the Bank's 1997 Annual Report. Because there are fewer board members of Bancorp than of the Bank, control of Bancorp's Board of Directors will be more concentrated after the holding company formation. The President and Chief Executive Officer, Chief Financial Officer and the Secretary of the Bank will initially be the persons serving as the executive officers of Bancorp.

      Under the Plan, Bancorp will become the owner of all the outstanding shares of the Bank common stock, and each stockholder of the Bank who does not exercise dissenters' rights with respect to the Plan will become the owner of one share of Bancorp common stock for each share of Bank common stock held immediately prior to the consummation of the Reorganization. On the effective date of the Reorganization, each share of Bank common stock will be automatically converted into and exchanged for one share of Bancorp common stock. The Reorganization will become effective at 12:01 a.m. on the business day following the date on which the Bank and Bancorp advise the Massachusetts Commissioner of Banks (the "Commissioner" or the "Commissioner of Banks") in writing that all the conditions precedent to the effectiveness of the Reorganization have been satisfied and that the Plan has not been abandoned by the Bank or Bancorp. As a condition to the consummation of the Reorganization, Bancorp and the Bank must receive certain regulatory approvals. See "Conditions of the Reorganization." Neither Bancorp nor the Bank can predict with any certainty whether such approvals on terms satisfactory to Bancorp and the Bank will be obtained, and, if so, the timing of such approvals. Accordingly, the consummation of the Reorganization may be subject to delay, which may, under certain circumstances, be significant. If the stockholders approve the Plan at the Special Meeting, Bancorp and the Bank shall have the right to consummate the Reorganization at any time thereafter.

      The number of shares of Bancorp common stock to be issued at the effective time of the Reorganization will equal the number of shares of Bank common stock issued and outstanding immediately prior thereto, less the number of shares of Bank common stock held by dissenting stockholders, if any. Shares of Bancorp common stock that would have been issued had dissenting stockholders not dissented will remain as authorized but unissued shares of Bancorp common stock. The shares of Bancorp common stock that are outstanding prior to the effective time of the Reorganization, all of which are presently held by the Bank, will be canceled as part of the Reorganization.

      The outstanding stock certificates of Bank common stock that, prior to the Reorganization, represented shares of Bank common stock, will thereafter for all purposes represent an equal number of shares of Bancorp common stock, except for certificates held by dissenting stockholders and as further described below. After the effective time of the Reorganization, Bancorp and the Bank will notify stockholders by mail at their addresses as shown on the Bank's records and by publication that they may present their certificates to the transfer agent (the "Transfer Agent") for exchange. However, stockholders need not surrender stock certificates representing Bank common stock to the Transfer Agent in exchange for new certificates representing Bancorp common stock. The Transfer Agent will treat certificates of Bank common stock as representing, for all purposes, an equal number of shares of Bancorp common stock, and the holders of those certificates, other than those holders exercising dissenters' rights, will have all of the rights of stockholders of Bancorp.

REASONS FOR THE REORGANIZATION

      The Board of Directors of the Bank believes that a holding company structure will provide flexibility for meeting the future financial needs of the Bank or other subsidiaries of Bancorp and responding to competitive conditions in the financial services market. As a bank holding company, Bancorp will not be subject to the same regulatory restrictions as the Bank and will be able to acquire and invest more freely in certain bank and bank-related activities such as owning a separately chartered savings and loan association and engaging in a wider range of lending and securities investment and underwriting activities through subsidiaries of the holding company. Bancorp will not be subject to the same regulatory limitations on the amounts which it can invest in its subsidiaries and other businesses, will have the ability to augment capital of the Bank by the incurrence of debt at the holding company level and will not be required to obtain regulatory approval before issuing shares of its capital stock, except under certain circumstances. Moreover, although the Bank is allowed to effect stock repurchases under state law, such repurchases by the Bank would be subject to regulatory approval under federal and Massachusetts banking laws while stock repurchases by Bancorp would not require state or federal approval, except in limited circumstances. See "Supervision and Regulation."

      The holding company structure may also facilitate the acquisition of other banks as well as other companies engaged in bank-related activities if and when opportunities arise. A holding company structure would permit an acquired entity to operate on a more autonomous basis as a wholly-owned subsidiary of Bancorp than it would as a division of the Bank. For example, the acquired institution could retain its own directors, officers, corporate name and local identity. This more autonomous operation may provide Bancorp with an advantage in certain acquisition negotiations. While the Bank, from time to time, may explore various acquisition possibilities, there are no current agreements or understandings for the acquisition of any financial institution or other company and there are no assurances that any such acquisitions will occur.

      Further, the holding company structure will allow for the flexibility to acquire and operate any non-banking businesses as separate entities at the discretion of management. As separate entities, such businesses may attain marketing advantages as well as greater flexibility with respect to compensation and other management matters. Thus, the Reorganization is expected to broaden the scope of services which may be offered to the public. Bancorp currently has not developed specific business plans with respect to such activities nor are there any current agreements or understandings with respect to any investments or the issuance of any additional shares of capital stock by either the Bank or Bancorp, except pursuant to options granted under the Option Plan.

      On the other hand, there may be advantages to conducting certain businesses within the Bank or as subsidiaries of the Bank. These would include ease of funding certain subsidiary activities (compared to more restrictive requirements for intercompany transactions between affiliates of holding companies) and less restrictive legal limits with respect to certain types of business such as insurance. In addition, some increased costs, including administrative expenses, will be incurred in the formation and operation of Bancorp. However, such increased costs are not expected to have a material adverse effect on the consolidated financial results of Bancorp and the Bank.

FINANCIAL RESOURCES OF BANCORP

      In connection with the Reorganization, the Bank currently intends, subject to applicable law and any agreements of the Bank with regulatory agencies, to transfer up to approximately $5 million to Bancorp. The actual amount of funds which may be transferred, however, is subject to change and may be greater or less than this amount, depending on a number of factors, including Bancorp's and the Bank's future financial requirements and applicable regulatory restrictions.

      A transfer of $5 million to Bancorp would reduce the Bank's stockholders' equity as of June 30, 1998, to approximately $74,794,264. If such a transfer to Bancorp had been made on June 30, 1998, the leverage, Tier I capital, and risk-asset capital ratios of the Bank would have been approximately 7.30%, 10.64% and 11.88%, respectively.

      Below are the pro forma capital ratios for the Bank before and after the Reorganization, as of June 30, 1998.


                        CAPE COD BANK AND TRUST COMPANY
                           PRO FORMA CAPITAL RATIOS
                                 JUNE 30, 1998

                                                                 Bank                     Bank
                                                          Pre-Holding Company        Post-Formation*
                                                          -------------------        ---------------
ADJUSTED RISK WEIGHTED ASSETS

 Risk Asset Ratio                                              12.60%                      11.88%
   (Well-capitalized minimum 10%)

 Leverage Ratio                                                 7.75%                       7.30%
   (Well-capitalized minimum 5%)

Tier 1 Capital Ratio                                           11.36%                      10.64%
   (Well-capitalized minimum 6%)

* Reflects contribution of $5 million in investment securities to Bancorp.

      The $5 million initial transfer to Bancorp is anticipated to enable Bancorp, as market conditions warrant, to engage in general corporate activities, such as funding of regular quarterly dividends and stock repurchases, and also to establish non-bank subsidiaries to engage in new activities without having to rely solely on new dividends from the Bank to support those activities. However, although it is contemplated that regular quarterly dividends will occur after Bancorp is the holding company of the Bank, no definite plans exist at this time as to any other of the corporate activities described above. It should also be noted, however, that bank holding companies such as Bancorp have a much more extensive array of permissible investments than banks such as the Bank. Of course, any contribution to Bancorp would be subject to receipt of all necessary federal and state bank regulatory approvals.

      Additional financial resources may be available to Bancorp in the future through borrowings, debt or equity financings, or dividends from the Bank, other acquired entities or new businesses. In addition, the Bank may lend amounts to Bancorp both prior to the effective time of the Reorganization and thereafter, subject to certain restrictions on transactions with insured bank affiliates under the Federal Reserve Act. There can be no assurance, however, as to the amount of additional financial resources which will be available to Bancorp.

CAPITALIZATION

      The following table sets forth (i) the consolidated capitalization of the Bank as of June 30, 1998; (ii) the pro forma consolidated capitalization of the Bank as of June 30, 1998 after giving effect to the Reorganization (which reflects the proposed transfer of up to $5 million from the Bank's undivided profits to Bancorp), and (iii) the pro forma capitalization of Bancorp on a consolidated basis after giving effect to the Reorganization. The pro forma consolidated capitalization of Bancorp as of June 30, 1998 will be the same as the consolidated capitalization of the Bank as of that date. However, the pro forma capitalization of the Bank is changed as a result of the $5 million proposed transfer by the Bank to Bancorp.


                        CAPE COD BANK AND TRUST COMPANY
                            STATEMENTS OF CONDITION
                              AS OF JUNE 30, 1998

ASSETS                                               BANK               BANK                 BANCORP
------                                              (ACTUAL          (PRO FORMA             (PRO FORMA
                                                 CONSOLIDATED)      CONSOLIDATED)          CONSOLIDATED)
                                                 -------------      -------------          -------------
Cash and due from banks                       $   46,462,003       $   46,462,003         $   46,462,003

Investment securities                            484,126,375          479,126,375  (1)       484,126,375

Total Loans                                      611,162,319          611,162,319            611,162,319
Less:  Reserve for loan losses                   (11,052,524)         (11,052,524)           (11,052,524)
                                              --------------       --------------         --------------
Net loans                                        600,109,795           60,109,795            600,109,795

Bank Premises and equipment                       12,511,943           12,511,943             12,511,943

Other assets                                      16,612,203           16,612,203             16,612,203
                                              --------------       --------------         --------------
      Total Assets                            $1,159,822,319       $1,154,822,319         $1,159,822,319
                                              ==============       ==============         ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Demand deposits                                  156,456,195          156,456,195            156,456,195
NOW account deposits                             108,184,491          108,184,491            108,184,491
Money Market accounts deposits                   144,975,871          144,975,871            144,975,871
Other savings                                    158,867,393          158,867,393            158,867,393
Certificates of deposit of
  $100,000 or more                                27,674,878           27,674,878             27,674,878
Other time deposits                              121,024,948           21,024,948            121,024,948
                                              --------------       --------------         --------------
      Total Deposits                             717,183,776          717,183,776            717,183,776

Borrowing from the Federal Home Loan Bank        336,014,378          336,014,378            336,014,378
Other short-term borrowings                       18,857,045           18,857,045             18,857,045
Other liabilities                                  7,972,855            7,972,855              7,972,855
                                              --------------       --------------         --------------
      Total Liabilities                        1,080,028,055        1,080,028,055          1,080,028,055

Stockholders' equity-Common stock
  Capital Stock (2)                               22,652,660           22,652,660              9,061,064 (3)
  Surplus                                         13,903,294           13,903,294             27,494,890 (3)
  Undivided profits                               42,227,025           37,227,025             42,227,025
  Unrealized gain on securities
  available for sale                               1,011,285            1,011,285              1,011,285
                                              --------------       --------------         --------------
Total stockholders' equity                        79,794,264           74,794,264             79,794,264
                                              --------------       --------------         --------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                      $1,159,822,319       $1,154,822,319         $1,159,822,319
                                              ==============       ==============         ==============

(1) Reduction reflects contribution of $5 million in investment securities to Bancorp.

(2) Reflects 2-for-1 stock split effected as a stock dividend during August, 1998.

(3) Reflects difference in par value of the Bank's common stock ($2.50 par) and Bancorp's common stock ($1.00 par).

CONDITIONS OF THE REORGANIZATION

  The Plan provides that it shall not become effective, and thus the Reorganization will not occur, until all of the following first shall have occurred: (i) the Plan shall have been approved by a vote of the holders of 662/3% of the outstanding common stock of the Bank; (ii) the Plan shall have been approved by the Commissioner of Banks under Section 26B of Chapter 172 of the General Laws of Massachusetts; (iii) any approval, consent, waiver, or confirmation of no objection required by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") shall have been received and any waiting period imposed by applicable law shall have expired; (iv) the Bank and Bancorp shall have received a favorable opinion from counsel concerning the federal income tax consequences of the Reorganization; (v) Bancorp common stock to be issued in exchange for Bank common stock shall have been registered or qualified, if necessary, for issuance under applicable federal and state securities laws; and (vi) the Bank and Bancorp shall have obtained all other necessary consents or approvals required for the holding company formation.

  The Bank intends to file an application with the Commissioner of Banks to obtain approval of the Plan under Section 26B of Chapter 172 of the General Laws of Massachusetts after the date of this Proxy Statement. The Commissioner will not grant his approval until the Plan has been approved by the Bank's stockholders. In addition, the Bank intends to file, after the date hereof, a notice of one bank holding company formation with the Federal Reserve Board. Bancorp also currently intends to file an application to register with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act" or the "BHCA"). Any delays which are encountered in seeking any of the foregoing regulatory approvals could result in a delay in the consummation of the Reorganization. See "Supervision and Regulation."

  If the Plan is approved by the Bank's stockholders at the Special Meeting, the formation of the holding company structure is currently expected to become effective as soon thereafter as the required regulatory approvals are received. Bank and Bancorp have the right under the terms of the Plan to abandon the Reorganization if, among other things, regulatory approvals cannot be obtained or if the conditions or obligations associated with such regulatory approvals make the Reorganization inadvisable in the opinion of the Bank or Bancorp.

  In addition, the Plan also provides that it may be abandoned by the Board of Directors of the Bank or Bancorp if, among other things (i) the number of shares of Bank common stock owned by dissenting stockholders will make consummation of the Reorganization inadvisable in the opinion of the Bank or Bancorp; (ii) any action, suit, proceeding or claim has been instituted, made or threatened relating to the Plan which will make consummation of the Reorganization inadvisable in the opinion of the Bank or Bancorp; or (iii) for any other reason consummation of the Reorganization is inadvisable in the opinion of the Bank or Bancorp. Moreover, the Plan may be amended by the mutual consent of the Boards of Directors of Bancorp and the Bank (i) prior to its approval by the stockholders of the Bank, in any respect, and (ii) subsequent to such approval, in any respect, provided that the Commissioner shall approve of such amendment or modification.

  If the Plan is not approved at the Special Meeting or all of the necessary regulatory approvals are not obtained, the Bank will continue to operate without a holding company structure. All expenses in connection with the Reorganization will be paid by the Bank whether or not the Plan is approved by its stockholders or the Reorganization is consummated.

  The Bank intends to seek approval for the listing of Bancorp common stock in substitution for Bank common stock on the Nasdaq National Market System using the symbol "CCBT" subject to completion of the holding company formation. The Bank expects that approval for this substitution will be received prior to consummation of the Reorganization.

REQUIREMENTS AND STATUS OF REGULATORY APPROVALS

  In order to consummate the Reorganization, the Bank must receive regulatory approvals from the Federal Reserve Bank of Boston and the Massachusetts Commissioner of Banks. The Bank filed a notice with the Federal Reserve Bank of Boston on October 26, 1998 and is awaiting comments thereon. In accordance with state law, upon receipt of stockholder approval for the Reorganization, the Bank will file an application for approval from the Massachusetts Commissioner of Banks.

FEDERAL INCOME TAX CONSEQUENCES

  The Bank will not seek a ruling from the Internal Revenue Service concerning the federal income tax consequences of the proposed holding company formation, but will instead rely on an opinion of its counsel, Goodwin, Procter & Hoar LLP. Unlike a private letter ruling from the Internal Revenue Service, an opinion of counsel has no binding effect on the Internal Revenue Service. Based on such opinion, the material federal tax results of the Reorganization would be as follows:

  1. No gain or loss will be recognized by the stockholders of the Bank upon the exchange of their common stock of the Bank solely for Bancorp common stock.

  2. No gain or loss will be recognized by the Bank as a result of the proposed transaction.

  3. No gain or loss will be recognized by Bancorp upon the receipt of shares of Bank common stock solely in exchange for Bancorp common stock.

  4. The basis of the Bancorp common stock to be received by each stockholder of the Bank will be the same as the basis of Bank common stock surrendered in exchange therefor.

  5. The holding period of the Bancorp common stock to be received by each stockholder of the Bank will include the holding period of Bank common stock surrendered in exchange therefor, provided that such Bank common stock was held as a capital asset in the hands of such stockholder.

  6. Stockholders of the Bank who exercise their dissenters' appraisal rights and receive cash in exchange for their shares of Bank common stock will recognize taxable income or gain or loss for federal income tax purposes in connection with the transaction. The amount of that income or gain or loss and the character of that income or gain or loss (that is, whether it constitutes ordinary income, short-term capital gain or loss or long-term capital gain or loss) will turn upon a number of factual considerations peculiar to the individual stockholder.

  If a stockholder exercises dissenters' appraisal rights with respect to all of his or her shares of Bank common stock, and if no shares are constructively owned by him under the rules of Section 318 (a) (or if such constructive ownership is waived under the rules of Section 302 (c) (2) ), then the transaction should qualify as a sale or exchange of the stock under Section 302(a), rather than a dividend. If the shares of Bank common stock qualify as "capital assets" in the hands of such a stockholder and if the shares have been held for more than one year, then any gain recognized on the exchange should qualify for long-term capital gain treatment. If, however, a stockholder fails to exercise dissenters' appraisal rights as to all shares owned by him or her (or is considered to constructively own shares under Section 318(a)), then the transaction might be treated as a dividend to the stockholder, depending upon whether or not it qualifies as "not essentially equivalent to a dividend" within the meaning of Section 302 (b) (1), or as "a substantially disproportionate redemption" within the meaning of Section 302 (b) (2). If the transaction were treated as a dividend, then the entire payment could be taxable as ordinary income, depending upon the circumstances.

  Any stockholder of the Bank considering exercising his dissenters' appraisal rights with respect to any shares of Bank common stock should consult his personal income tax advisor for specific advice with respect to the federal income tax consequences of that exercise.

ACCOUNTING TREATMENT

  The Reorganization is expected to qualify as a pooling of interests for accounting purposes. Under this method of accounting, the assets and liabilities of the Bank and Bancorp will be combined and carried forward at their previously recorded amounts and the stockholders' equity accounts of the Bank and Bancorp will be combined on Bancorp's consolidated balance sheet. See "Formation of Holding Company - Capitalization."

                              BUSINESS OF BANCORP


  Bancorp was incorporated under the laws of the Commonwealth of Massachusetts on October 8, 1998, at the direction of the Board of Directors and management of the Bank, for the purpose of becoming a bank holding company by acquiring all of the outstanding shares of the Bank. Bancorp has not yet undertaken any business activities and there are no operating business activities currently proposed for Bancorp. In the future, Bancorp may become an operating company or acquire banks or companies engaged in bank-related activities and may engage in or acquire such other businesses or activities as may be permitted by applicable law. Upon consummation of the Reorganization, Bancorp will own all of the outstanding common stock of the Bank. The estimated date of the consummation of the Reorganization is February 26, 1999.

  A copy of Bancorp's Articles of Organization is attached hereto as Exhibit C and a copy of Bancorp's By-laws is attached hereto as Exhibit D.

                             BUSINESS OF THE BANK

  The Bank is a state-chartered commercial bank with trust powers, organized under the laws of the Commonwealth of Massachusetts. The present Bank is the result of a merger between the Hyannis Trust Company and the Cape Cod Trust Company in 1964 and a subsequent merger with the Buzzards Bay National Bank in 1974. In addition to the main office located in Hyannis, there are 25 other banking offices located in Brewster, Buzzards Bay, Centerville, Chatham, Dennis, South Dennis, Falmouth, East Harwich, Harwichport, Hyannis, Mashpee, North Eastham, Orleans, Osterville, Pocasset, Provincetown, Sandwich, South Yarmouth, Wellfleet and a Customer Service Center which is located in South Yarmouth. All of the Bank's facilities are located in Barnstable County, Massachusetts. The Bank is a member of the Federal Deposit Insurance Corporation but is not a member of the Federal Reserve system. The Bank has several wholly-owned subsidiaries. At December 31, 1997, the Bank employed 333 people on a full-time basis and another 52 people on a part-time basis.

  The Bank is the largest commercial bank headquartered in Barnstable County. It offers a range of commercial banking services for individuals, businesses, non-profit organizations, governmental units and fiduciaries. The Bank receives substantially all of its deposits from and makes substantially all of its loans to individuals and businesses on Cape Cod.

  The Bank's principal sources of revenue are loans and investments which accounted for 80% of the Bank's gross income during 1997. Of the remaining portion, 3% was received from service charges. The balance was derived from Trust Department income and other miscellaneous items. Banking services for individuals include checking accounts, regular savings accounts, NOW accounts, money market deposit accounts, certificates of deposit, club accounts, mortgage loans, consumer loans, safe deposit services, trust services, discount brokerage and investment services. In the latter category, the Bank has a substantial amount of business acting as agent to purchase U.S. Government securities for its customers. The Bank also owns and maintains 30 automated teller machines which are connected to the TX, AMEX, CIRRUS, NYCE, EXCHANGE, and PLUS networks. Trust department services include estate, tax returns, agency, investment management, discount brokerage, custodial services, and IRA accounts.

  The Bank has no involvement in foreign countries and does not derive any of its income from foreign sources.

  Upon completion of the Reorganization, the Bank will consider conversion of its charter from a Massachusetts state-chartered commercial bank with trust powers to a national bank. This conversion would affect the regulation of the Bank. See "Supervision and Regulation - Contemplated Conversion".

  The principal executive offices of both the Bank and Bancorp are located at 307 Main Street, Hyannis, Massachusetts 02601. The telephone number for both of these offices is (508) 394-1300.

                             CERTAIN TRANSACTIONS

  The Bank enters into banking transactions in the ordinary course of its business with Directors, officers, principal stockholders and their associates, on the same terms including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. The total amount of loans outstanding to Directors and officers at December 31, 1997, 1996 and 1995 was $15,418,661, $13,244,549, and $8,357,326, respectively. During
1997, $14,818,630 in new loans were made to Directors and officers and there were $12,644,518 in repayments.


                          SUPERVISION AND REGULATION

  The following summary of certain statutes and regulations affecting Bancorp and the Bank do not purport to be complete. This summary is qualified in its entirety by such statutes and regulations.

  Holding Company Regulation. As a bank holding company, Bancorp would be subject to regulation and supervision by the Federal Reserve Board under the BHC Act. The regulations of the Federal Reserve Board restrict or require prior approval for acquisitions of ownership or control of banks or other companies, restrict transactions between bank holding companies and their affiliates, restrict tying arrangements, limit nonbanking activities of bank holding companies and their subsidiaries, require the filing of annual and periodic reports and give the Federal Reserve Board supervisory authority over various activities of bank holding companies in accordance with Federal Reserve Board policy statements and otherwise. The Bank is not currently subject to the regulations or authority of the Federal Reserve Board, except to the extent that such regulations are made applicable to the Bank by law or regulations of the FDIC.

  Certain Federal and State Restrictions on Acquisition of Stock. Any attempt to acquire control of the Bank, currently, or Bancorp, following completion of the Reorganization, through the purchase of stock would be subject to regulation under Massachusetts law, and the BHC Act or the federal Change in Bank Control Act of 1978, as amended (the "CBCA").

  With respect to acquisitions of common stock of the Bank, Massachusetts law prohibits any person from acquiring voting stock of a bank that would result in such person having the power, directly or indirectly, to direct the management or policies of such bank or to vote 25% or more of such stock unless such person has provided the Commissioner with 60 days' prior notice and certain information in connection therewith, and the acquisition has not been disapproved by the Commissioner. An exemption from these requirements is provided for acquiring persons who have complied with substantially similar procedures under the federal law provisions outlined below. The Federal Reserve Board's regulations promulgated under the CBCA generally require persons who at any time intend to acquire control of a bank holding company to provide 60 days' prior written notice and certain financial and other information to the Federal Reserve Board. The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of the CBCA exists in situations in which the acquiring party would have voting control of at least 25% of any class of a holding company's voting stock. However, under Federal Reserve Board regulations, control would be presumed to exist where the acquiring party would have voting control of at least 10% of any class of the holding company's voting securities if (i) the holding company has a class of voting securities which is registered under Section 12 of the Exchange Act, or (ii) the acquiring party would be the largest holder of a class of voting shares of the holding company. The statute and underlying regulations authorize the Federal Reserve Board to disapprove the proposed acquisition on certain specified grounds. The FDIC has adopted substantially similar regulations under the CBCA which would apply to the acquisition of control of an FDIC-insured bank such as the Bank.

  Under the BHC Act, prior approval of the Federal Reserve Board is generally required for an acquisition of control of a bank by any "company" defined under the BHCA. Control for purposes of the BHCA would be based on a 25% voting stock test or on the ability of the acquiror otherwise to control the election of a majority of the Board of Directors of the Bank or Bancorp or on the ability of the acquiror to exert controlling influence over the management or policies of the Bank or Bancorp (as set forth in the BHCA). As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHCA. In addition, an existing bank holding company would have to obtain prior approval from the Federal Reserve Board under the BHCA if it sought to acquire in excess of 5% of any class of the voting stock of another bank holding company, such as Bancorp.

  A bank holding company's business activities are generally limited to those activities which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

Registration as a bank holding company would generally require divestiture or other termination of other business activities not approved for bank holding companies by the Federal Reserve Board under the foregoing test.

  In addition to the aforementioned state and federal laws governing the acquisition of stock of a bank or a bank holding company, there are various provisions of Massachusetts law which apply to the acquisition of stock of business corporations and banks.

  Bank Regulation. As a Massachusetts-chartered commercial bank, the Bank is subject to regulation and supervision by the Commissioner and the FDIC. After the Reorganization, the Bank will continue to be subject to such regulation and supervision.

  Massachusetts Law. As a Massachusetts-chartered commercial bank, the Bank now is, and following consummation of the Reorganization will continue to be, subject to regulation and examination by the Commissioner. The Massachusetts statutes and regulations govern, among other things, lending and investment powers, deposit activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings, and payment of dividends. The Bank is also subject to state regulatory provisions covering such matters as issuance of capital stock, branching, and mergers and acquisitions. Bancorp has been incorporated as a business corporation under Massachusetts law. Thus, Bancorp is subject to regulation by the Secretary of State of Massachusetts and the rights of its stockholders are governed by Massachusetts corporate law.

  Proposed Legislation. From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and modifications of restrictions on, the business of the Bank or Bancorp. It cannot be predicted whether any legislation currently being considered will be adopted or how such legislation or any other legislation that might be enacted in the future would affect the business of the Bank or Bancorp.

  Certain Federal Tax Matters. If the Reorganization is consummated, Bancorp and the Bank intend to file consolidated federal income tax returns, which would have the effect of eliminating inter-company distributions, including dividends, in the computation of consolidated taxable income.

  Consequences of the Reorganization Under Federal Securities Laws. Upon consummation of the Reorganization, the reporting obligations of the Bank under the Exchange Act, as administered by the FDIC, will be replaced with substantially similar obligations of Bancorp under the Exchange Act, as administered by the SEC. Pursuant to the Exchange Act, Bancorp will file annual, quarterly and periodic reports with the SEC. Bancorp will also be subject to the insider trading requirements of Sections 16(a) and 16(b) of the 1934 Act as administered by the SEC. In connection with the Reorganization, the Bank will deregister the Bank's common stock under the Exchange Act.

  The issuance of Bancorp common stock in connection with the Reorganization is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of the exemption set forth in Section 3(a)(12) thereof. The exemption from registration under Section 3(a)(12) would not apply to future issuances of Bancorp common stock. Such future issuances would be subject to the registration requirements of the Securities Act, unless another exemption under the Securities Act were available. In addition, the Section 3(a)(12) exemption does not cover the resale of any of Bancorp common stock issued in connection with the Reorganization. Bancorp common stock received by persons who are not deemed to be "affiliates" (as such term is defined under the Securities Act) of the Bank or Bancorp may be resold without registration. Shares of Bancorp common stock received by persons who are deemed to be "affiliates" of the Bank or Bancorp in connection with the Reorganization will be subject to the resale restrictions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of such persons who become affiliates of Bancorp), which are substantially the same as the restrictions of Rule 144. Persons who may be deemed to be "affiliates" of the Bank or Bancorp generally include individuals or entities that at the time the Plan of Reorganization is submitted for a vote of the stockholders of the Bank control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

  Under the terms of the proposed Reorganization whereby the Bank will become a subsidiary of Bancorp, the Option Plan will be continued as and become the option plan of Bancorp if the Reorganization is approved at the Special Meeting and consummated. Stock options with respect to shares of Bank common stock granted under the Option Plan and outstanding prior to consummation of the Reorganization will automatically become options to purchase the same number of shares of Bancorp common stock following the Reorganization, upon identical terms and conditions and for an identical price, and Bancorp will assume all of the Bank's obligations with respect to such outstanding options. Upon consummation of the Reorganization, Bancorp intends to file a Registration Statement on Form S-8 to register the issuance of shares of Bancorp common stock under the Option Plan. If the Plan of Reorganization is not approved by the stockholders of the Bank, then the Option Plan will continue to be the stock option plan of the Bank.

  Contemplated Conversion. After the Reorganization, the Bank currently intends to convert from a Massachusetts state-chartered commercial bank with trust powers to a national bank. If such conversion is approved, the Bank would no longer be regulated by the Commissioner but would primarily be regulated by the Office of the Comptroller of the Currency (the "OCC") under the National Banking Act and the rules and regulations promulgated thereunder. Management believes that operation as a national bank and regulation by the OCC may provide certain advantages with respect to lending and other banking and non-banking activities.


                      COMPARISON OF RIGHTS OF HOLDERS OF
                  BANK COMMON STOCK AND BANCORP COMMON STOCK

COMPARISON OF STOCKHOLDER RIGHTS

  As a result of the holding company formation, stockholders of the Bank, whose rights are presently governed by Massachusetts banking law, will become stockholders of Bancorp, a Massachusetts corporation, and as such their rights will be governed by Massachusetts corporate law. The Articles of Organization and By-laws of Bancorp and the Charter and By-laws of the Bank are substantially similar. Certain differences in the rights of stockholders arise from this change in governing law. Certain differences and similarities of the rights of stockholders of the Bank and Bancorp are discussed below. The following discussion does not purport to be a complete statement of such similarities and differences affecting the rights of stockholders of the Bank but is intended as a summary only. The form of Articles of Organization of Bancorp attached as Exhibit C and the form of By-laws of Bancorp attached as Exhibit D to this Proxy Statement should be reviewed carefully by each stockholder.

  Capital Stock

  Authorized and Issued Stock. The Bank had, as of the Record Date, 12,000,000 shares of authorized common stock of which 9,061,064 shares were issued and outstanding and 400,000 shares were reserved for issuance under the Option Plan.

  The Articles of Bancorp will provide for 12,000,000 shares of authorized Bancorp common stock, of which 100 shares of Bancorp common stock are currently issued and outstanding, all of which are owned by the Bank. After the consummation of the Reorganization, and subject to the exercise of dissenters' appraisal rights, the number of issued and outstanding shares, shares reserved for issuance under the Option Plan and non-reserved shares of Bancorp common stock available for future issuance by Bancorp will be the same as the number of such shares of Bank common stock immediately prior to the Reorganization.

  Issuance of Stock. Under the provisions of Massachusetts banking law, the issuance of capital stock by the Bank requires the prior approval of the Commissioner of Banks. In contrast, Bancorp is authorized to issue shares of capital stock without obtaining prior approval of the Commissioner of Banks. Issuances of Bancorp common stock are subject to registration under the Securities Act, unless an exemption is available. See "Supervision and Regulation--Consequences of the Reorganization Under Federal Securities Laws." Bank common stock is exempt from registration under the Securities Act. There are no current agreements or understandings with respect to the issuance of any additional shares of Bancorp capital stock.

  Pre-emptive Rights. The stockholders of Bancorp, like the stockholders of the Bank, will not be entitled to pre-emptive rights with respect to any shares of capital stock which may be issued.


  Common Stock

  Dividend Rights. The stockholders of the Bank are entitled to dividends when and as declared by the Bank's Board of Directors. Under Massachusetts banking law, Massachusetts commercial banks such as the Bank may pay dividends only out of net profits without impairing their capital stock and surplus accounts. Such dividend payments are also subject to a number of additional statutory limitations. Bancorp may pay dividends if, as, and when declared by its Board of Directors out of funds legally available therefor. Although Massachusetts corporate law does not have a specific statute regulating the payment of dividends by Massachusetts corporations, the directors of a corporation are jointly and severally liable to the corporation if a payment of dividends (i) is made when the corporation is insolvent, (ii) renders the corporation insolvent, or (iii) violates the corporation's articles of organization.

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

  Voting Rights. All voting rights in the Bank are currently vested in the holders of the Bank's issued and outstanding common stock. Each share of Bank common stock is entitled to one vote on all matters, without any right to cumulative voting and without any right to cumulative voting in the election of Directors. Following the formation of the holding company, all voting rights in Bancorp will be vested in the holders of Bancorp common stock, and each share of Bancorp common stock will be entitled to one vote on all matters.


  Directors

  Number and Staggered Terms. The By-laws of Bancorp provide that the Board of Directors shall consist of not less than six directors. The Board of Directors of Bancorp will initially be composed of six Directors. The By-laws of the Bank provide that the Board shall consist of not less than seven nor more than 25 Directors. The By-laws of the Bank and Bancorp provide that the Board of Directors may fix the number and classification of Directors.

  Both the By-laws of the Bank and the By-laws of Bancorp provide for three classes of Directors with one class elected each year for three-year staggered terms, so that ordinarily no more than approximately one-third of the Directors will stand for election in any one year, and that there will be no cumulative voting in the election of Directors.

  Removal of Directors. Neither the Charter or By-laws of the Bank nor the Articles of Organization or By-laws of Bancorp provide for removal of Directors. Massachusetts corporate law provides that any Director who was elected by the stockholders may be removed, with or without cause, by the stockholders by vote of a majority of the total votes eligible to be cast for election of Directors, unless otherwise provided in the articles of organization or the by-laws.

  Vacancies. The By-laws of the Bank and the By-laws of Bancorp both provide that any vacancy occurring on the Board of Directors as a result of resignation, removal, disqualification or death or by reason of an increase in the number of Directors may be filled by vote of a majority of the remaining Directors. Any Director of the Bank or Bancorp so appointed would serve for the remainder of the unexpired term of the class to which such Director was appointed and until such Director's successor shall have been duly elected or qualified or until his or her earlier resignation or removal. When the number of directors is increased, the Board of Directors determines the class or classes to which such number is apportioned .

  Massachusetts Law Regarding Directors. Under Section 50A of Massachusetts General Laws, Chapter 156B, a publicly-held Massachusetts corporation which has not opted out of that statute must have a classified board of directors. In general, Section 50A provides that the board of directors of the corporation must be divided into three classes, each of which would contain approximately one-third of the total number of the members of the board of directors. Section 50A provides that each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The stockholders may remove a director from the board prior to the expiration of his term only for cause, upon the affirmative vote of the holders of a majority of the shares then entitled to vote in an election of directors. Section 50A provides that the number of directors shall be fixed by the board, and that any vacancy occurring on the board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office.

  Section 50A does not apply to the Bank by its terms and Massachusetts banking statutes under which the Bank is governed do not contain a similar provision. The Board of Directors of Bancorp has voted to expressly opt out of Section 50A, and the Board may at any time in the future vote to subject Bancorp to the express provisions of Section 50A. Notwithstanding such action, Bancorp's Articles (like the Bank's Charter) contain provisions substantially similar to that of Section 50A regarding a classified board of directors, as described above.

  Meetings of Stockholders

  The Bank's Charter and By-laws and Bancorp's Articles of Organization and By-laws provide that special meetings of the stockholders may be called only by vote of the Board of Directors, by the President, by five of the Directors then in office, or by one or more stockholders of record holding at least 30% of the capital stock issued and outstanding and entitled to vote. Only those matters set forth in the call of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law.

Stockholder Vote Required to Approve Mergers and Certain Business Combinations

  Stockholder Vote Required for Mergers. Massachusetts law provides that a vote of 66 2/3% of the shares of each class of stock outstanding and entitled to vote thereon is generally required to authorize a merger or the sale, lease or exchange of all or substantially all of a corporation's property and assets, except that the articles of organization of a Massachusetts corporation may provide for a different percentage vote, but not less than a majority.

  Fair Price Provision. The Bank's By-laws and Bancorp's By-laws contain a so-called "fair price" provision pursuant to which any Business Combination (as defined therein) involving an Interested Stockholder (as defined therein) or an affiliate of an Interested Stockholder and the Bank or Bancorp (or any subsidiary), as the case may be, would require approval by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock of the Bank or Bancorp, as the case may be, entitled to vote in the election of directors voting together as a single class. The fair price provision provides that the 80% stockholder vote is not required if the Business Combination is approved by two-thirds of the Disinterested Directors or if certain procedures and price requirements are met.

  Massachusetts Law. Chapter 110F of the Massachusetts General Laws, entitled "Business Combinations with Interested Shareholders" ("Chapter 110F") provides that a Massachusetts corporation with more than 200 stockholders generally may not engage in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at an annual or special meeting of stockholders. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, certain stock or asset sales, and certain other specified transactions resulting in a financial benefit to the interested stockholder.

  Chapter 110F is by its terms applicable to both the Bank and Bancorp. A Massachusetts corporation is permitted to opt out of Chapter 110F, however, neither the Bank nor Bancorp has opted out of Chapter 110F.


  Control Share Acquisition Statute

  Chapter 110D of the Massachusetts General Laws entitled "Regulation of Control Share Acquisitions" ("Chapter 110D") provides that any person who makes a bona fide offer to acquire, or acquires (the "acquiror") shares of stock of a corporation in an amount equal to or greater than one-fifth, one-third or a majority of the voting stock of the corporation (the "thresholds") must obtain the approval of a majority of shares of all stockholders except the acquiror and the officers and inside directors of the corporation in order to vote the shares that the acquiror acquires in crossing the thresholds.

  Chapter 110D does not apply to the Bank by its terms and Massachusetts banking statutes under which the Bank is governed do not contain a similar provision. As permitted under Chapter 110D, Bancorp's By-laws contain a provision opting out of Chapter 110D, making Chapter 110D inapplicable to Bancorp's stockholders. The Board of Directors of Bancorp may amend the By-laws at any time in the future to allow Bancorp to opt into this statute prospectively.

  Indemnification

  The By-laws of the Bank provide that Directors and officers of the Bank shall be indemnified by the Bank against liabilities and expenses arising out of service for or on behalf of the Bank. The By-laws of the Bank and Bancorp provide that such indemnification shall not be provided if it is determined that such Director or officer shall be finally adjudged in any such action or proceeding to have been derelict in the performance of his duty or if such action or proceeding resulted from a Director or officer's own negligence or willful misconduct. In addition, Massachusetts Business Corporation Law states that no indemnification may be provided for any person with respect to any matter as to which he shall have been adjudicated not to have acted in good faith or in the reasonable belief that his action was in the best interest of the company.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling Bancorp pursuant to the foregoing provisions, it is the position of the Securities and Exchange Commission (the "SEC") that such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

  Amendment of Charter and Articles

  The Bank's Charter and Bancorp's Articles may be amended by the stockholders by the vote of at least 66 2/3% of the total votes eligible to be cast at a duly constituted meeting (but only a majority vote is required in the case of certain amendments relating to the name, office, powers, and authorized capital stock).

  Amendment of By-laws

  The By-laws of the Bank and Bancorp provide that their respective By-laws may be amended by a vote of a majority of the total votes eligible to be cast by the stockholders at a meeting, provided that notice of such amendment was given in the notice of such meeting.

EFFECT ON CURRENT MARKET VALUE OF OUTSTANDING BANK STOCK

  Although the Board of Directors does not know of any reason why implementation of the Plan would cause the market value of the stock of Bancorp to be different from the market value of the stock of the Bank immediately prior to consummation of the Reorganization, it is possible that the public trading market could perceive that the stock of Bancorp has a different value from the stock of the Bank. It is not known whether the public trading market will attribute any additional or lesser value to Bancorp common stock than it would attribute to Bank common stock. On October 7, 1998, the last trading day prior to the day on which the Board of Directors adopted a resolution approving the Plan, the high and low sale prices of Bank common stock as quoted on the Nasdaq National Market were $17 and $16 7/8 per share, respectively.

LEGAL INVESTMENTS

  Under the laws of some jurisdictions, shares of Bank common stock may be legal investments for certain institutions and fiduciaries, whereas shares of Bancorp common stock may not be legal investments for such investors.


                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of Bancorp (or the Bank, in the event the Reorganization does not occur) which is scheduled to be held on April 22, 1999, must be filed with the Clerk of Bancorp or the Secretary of the Bank, as the case may be, prior to November 20, 1998 if such proposals are to be included in the proxy statement for such meeting. Any such proposal should be mailed to: Clerk, CCBT Bancorp, Inc. (or Secretary, Cape Cod Bank and Trust Company, as the case may be) 307 Main Street, Hyannis, Massachusetts 02601.

                                 OTHER MATTERS

  At the time of the preparation of this proxy material, the Board of Directors of the Bank does not know of any other matter to be presented for action at the Special Meeting. If any other matters should properly come before the meeting, proxy holders have discretionary authority to vote their shares according to their best judgment.

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